Exhibit 99.1

Mohawk Industries, Inc. to Acquire
Unilin Holding NV

For Release:                  Immediately

Contact:                        Frank H. Boykin, Chief Financial Officer
                                        Mohawk Industries, Inc.
                                        (706) 624-2695

Calhoun, Georgia, July 4, 2005 - Mohawk Industries, Inc. (NYSE: MHK) today announced that it has entered into a definitive agreement to acquire Unilin Holding NV, a leading manufacturer and marketer of laminate flooring products based in Belgium.  Unilin had annual sales in Belgian GAAP of approximately €837 million (US$1.0 billion) and EBITDA margins in excess of 29%.  The transaction is valued at approximately €2.2 billion (US$2.6 billion), including net cash balances of €28 million (US$33 million).

Jeffrey S. Lorberbaum, Chairman and Chief Executive Officer of Mohawk, stated, "The acquisition of Unilin represents the second major step in diversifying into a total flooring company.  The acquisition of Dal-Tile in 2002 made Mohawk the largest provider of ceramic in the U.S.  Since that combination, we have been able to grow market share, improve costs, and expand Dal-Tile sales at a 15.4% CAGR since 2001.  We have expanded the customer base, broadened the product line, improved the merchandising and enhanced the service levels.

"Laminate flooring has demonstrated exceptional growth and market share gains in Europe over the last decade and the 2004 U.S. market of $1.2 billion, which grew at 24% from 2003, is currently anticipated to grow in excess of 15% per annum.  Unilin is a leader in high-end laminate with strong positions in both the U.S. and Europe.  The market position and high margins of Unilin reflect the superior performance of the current operating management team who has developed one of the best recognized brands in Quick-Step."

Mr. Lorberbaum continued, "Unilin brings to Mohawk a proven knowledge of the European flooring market and unique distribution capabilities through high-end specialty retailers.  In addition, Unilin has a growing share of the U.S. market and is presently completing the expansion of a new flooring plant.  Unilin is the only vertically integrated laminate producer in the U.S. with a modern HDF board plant in North Carolina.  Our plan is to continue supporting the Quick-Step brand through the existing distribution structure and customer base.  In addition, new brands and products will be introduced to meet the needs of the market.  Mohawk can contribute to Unilin's success by offering an unparalleled U.S. distribution network and the capacity to accelerate market share in the United States. Unilin also brings an insulated roofing and other wood-based panels business with high value applications.  Unilin controls and continues to develop significant patents for laminate manufacturing which generate royalty streams.

"The present management will continue to operate Unilin and will make a significant investment in Mohawk.  We intend to nominate Frans De Cock, Chairman of Unilin's Management Board, to the Board of Mohawk."

Mr. De Cock stated, "We have grown tremendously on the heels of our superior quality, competitive products and innovative technologies.  Unilin's legacy of innovation brings to Mohawk many of the key technologies that have driven consumer demand for laminate flooring over the past decade, including the company's technologies for direct pressure laminate, patented Uniclic glueless installation systems, bevelled edge, scraped surface look, and many others.  We are impressed by Mohawk's operational and financial successes and are excited to be part of the Mohawk family."

The transaction is expected to be slightly accretive before synergies in 2006.  Although we will not realize significant synergies in the first year, we believe that there exist many opportunities to improve the combined business including:  (i) accelerating the market penetration of Unilin's products, (ii) leveraging Mohawk's brands and distribution, (iii) leveraging Unilin's U.S. production capability and (iv) providing an avenue of growth for Mohawk in Europe.

The combination of Mohawk, Unilin and Dal-Tile will continue to strengthen our position in the market and lead to a stronger company.

The acquisition, which was unanimously approved by Mohawk's Board of Directors and Unilin's shareholders, is expected to close in the fourth quarter of 2005 and is subject to regulatory approvals and other closing conditions.  Lehman Brothers acted as exclusive financial advisor to Mohawk and has provided a fairness opinion regarding the transaction.

Certain of the statements in the immediately preceding paragraphs, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of tufted and woven broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean. Mohawk's unique merchandising and marketing systems assist our customers in creating the consumer's dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

Unilin is a leading manufacturer, distributor and marketer of laminate flooring in Europe and the United States.  Unilin is one of the leaders in laminate flooring technology, having developed the patented Uniclic glueless installation system and a variety of other groundbreaking technologies.  The company also produces insulated roofing and other wood-based panels.  Headquartered in Belgium, the Company has over 2,400 employees located principally in Belgium, France, the Netherlands and the United States.  Unilin sells its laminate flooring products marketed under the Quick-Step brand through independent distributors.

There will be a conference call at 2:00 pm Eastern Time on Tuesday, July 5, 2005.  The call-in number is 1-800-603-9255 for local/US calls and 1-706-634-2294 for international calls.

A taped replay of the conference call will also be available until Tuesday, July 12, 2005, and can be heard by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for international calls and entering Conference ID# 7651661.